Exhibit 99.1

Health Catalyst Signs Definitive Agreement to Acquire Upfront Healthcare Services

SALT LAKE CITY, UT, January 13, 2025 — Health Catalyst, Inc. ("Health Catalyst," Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced it has signed a definitive agreement to acquire Upfront Healthcare Services, Inc. (“Upfront”), a next-generation patient engagement platform provider. Health Catalyst anticipates the acquisition will close in the first quarter of 2025.

Upfront provides a comprehensive patient engagement and access platform and an analytics solution for healthcare providers, provider groups, and payers. A KLAS Research category leader, Upfront’s robust patient acquisition solutions enable healthcare organizations to improve patient engagement by leveraging hyper-personalized experiences.

The combination of Upfront’s patient acquisition and scheduling expertise with Health Catalyst’s current robust patient engagement portfolio is expected to strengthen the patient experience foundation set by Twistle Patient Engagement by Health Catalyst™ and the Lumeon by Health Catalyst™ Care Orchestration platform, which both help patients stay informed throughout the care process.

The closing of the acquisition is anticipated to enhance Health Catalyst’s portfolio in the focus areas of Clinical Improvement and Ambulatory Operations and help clients to engage, guide, and motivate patients from their first interaction and across the continuum of care.

Health Catalyst also looks forward to integrating Upfront’s technology in its offerings, as Upfront’s technology analyzes clinical, sociodemographic, and patient-reported data to digitally guide patients to the care they need, helping care providers reengage patients, promote appointment attendance, streamline scheduling and referrals, and improve care transitions.

Bolstered by the data foundation and deep analytical insights provided by Health Catalyst Ignite™ Data and Analytics, the combination of Upfront’s technology and Health Catalyst Ignite™ will aim to help healthcare clients provide their patients get the best possible care.

“We are excited to welcome the Upfront team and combine our mission-driven mindsets and patient experience capabilities. Guided by our commitment to igniting data-informed healthcare improvement with patient experience as a top priority, we are positioned to provide meaningful support to our clients for the patient care journey,” said Health Catalyst CEO Dan Burton. “Fostering improved patient engagement and satisfaction is critical, and by adding Upfront to Health Catalyst’s existing portfolio, we can better support our clients in their efforts to optimize access, improve care transitions, and close care gaps.”

“We’re thrilled to join the Health Catalyst family,” said Ben Albert, CEO and co-founder at Upfront. “By combining Upfront’s capabilities with Health Catalyst Ignite™ we aim to better serve healthcare organizations in transforming the patient experience by proactively guiding patients through the right type of communication, integrated across the system so that access and appointment booking is frictionless and easy.”

Health Catalyst plans to fund the transaction with a mix of cash and stock. Additional details regarding the acquisition were included in Health Catalyst’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 13, 2025.

About Health Catalyst

Health Catalyst (Nasdaq: HCAT) is a leading provider of data and analytics technology and services that ignite smarter healthcare, lighting the path to measurable clinical, financial, and operational improvement. More than 1,000 organizations worldwide rely on Health Catalyst’s offerings, including our cloud-based technology ecosystem Health Catalyst Ignite™, AI-enabled data and analytics solutions, and expert services to drive meaningful outcomes across hundreds of millions of patient records. Powered by high-value data, standardized measures and registries, and deep healthcare domain expertise, Ignite helps organizations transform complex information into actionable insights. Backed by a multi-decade mission and a proven track record of delivering billions of dollars in measurable results, Health Catalyst continues to serve as the catalyst for massive, measurable, data-informed healthcare improvement and innovation.

About Upfront Healthcare

Upfront is a mission-driven healthcare company delivering tangible outcomes to leading healthcare systems and provider groups. Its patient engagement and access platform makes each patient feel seen, guiding their care experience through personalized outreach. The backbone of the Upfront experience is its data engine, which analyzes clinical, sociodemographic, and patient-reported data. These insights, along with its advanced psychographic segmentation model, allow Upfront to individually activate patients to get the care they need while building a meaningful relationship between the patient and their health system. Upfront is rooted in partnership, leveraging best-in-class healthcare expertise to maximize the impact of technology and deliver a next-generation patient experience.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding Health Catalyst’s ability to close and the timing of the closing of the acquisition of Upfront, its integration with Health Catalyst, and the benefits derived therefrom. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.
Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects, including the benefits that will be derived from this transaction, include without limitation, conditions to closing the transaction not being satisfied, the risk of adverse and unpredictable macro-economic conditions, the potential impact on the business of Upfront due to the announcement of the transaction, and our ability to integrate Upfront into Health Catalyst’s portfolio. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on November 6, 2024 and the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024. All information provided in this release and in the attachments is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.

Health Catalyst Media Contact:
Amanda Flanders
SVP, Marketing and Communications
media@healthcatalyst.com